Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We have issued our report dated December 3, 2008, with respect to the financial statements of Skylight Financial, Inc. contained in Amendment No. 5 to the Registration Statement and Prospectus. We consent to the use of the aforementioned report in Amendment No. 5 to the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts”.

/s/ Grant Thornton LLP

Dallas, Texas

September 29, 2010